Exhibit 99.2

Alliqua Biomedical Presents at the Spring 2015

Symposium on Advanced Wound Care

Event Featured 6 Posters on the Company’s Proprietary Products

LANGHORNE, Pa., May 6, 2015 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, last week attended the Spring 2015 Symposium on Advanced Wound Care (SAWC) and Wound Healing Society Meeting (WHS), held jointly at the Henry B. Gonzalez Convention Center in San Antonio, Texas from April 29 – May 3.

During the event, Alliqua sponsored two symposia featuring its sorbion and Biovance products. The first symposium, titled “The Progenerative Power of Amnion: The Science and the Clinical Experience of Biovance® Human Amniotic Membrane Allograft” was hosted on Saturday, May 2nd, and focused on the results of the in vitro/bench-top and the two clinical studies of a Biovance® human amniotic membrane allograft. The second, titled "Hydration Response Technology (HRT): One Integrated Technology for a Variety of Exudate Management Challenges," was hosted on Sunday, May 3rd, and focused on technological advantages of Alliqua’s sorbion products. Celleration, Inc. (“Celleration”), a company that Alliqua expects to acquire on May 29, 2015, also provided an educational grant that supported a continuing medical education session on noncontact, low-frequency ultrasound technology. Each of these three events was attended by approximately 100 clinicians and wound care experts.

A total of 6 posters were presented at the SAWC and the WHS, which highlighted data on a number of the Company’s proprietary products. Additionally, Celleration presented a poster at SAWC that featured its MIST Therapy system.

"Our programming at this year’s Spring SAWC was tremendously successful,” said Brad Barton, COO of Alliqua. “I was very pleased with the interest and positive feedback we received from members of the wound care community at our sponsored events during the conference. As a team, we continue to remain focused on raising awareness of Alliqua’s ever-increasing portfolio of excellent wound care technologies in the marketplace and educating wound care practitioners on their features and benefits.”

Summary of Poster Presentations Featured During Spring 2015 SAWC or WHS:

Biovance:

•	Age as a Factor in Wound Healing: A Real World Experience with a Decellularized, Dehydrated Human Amniotic Membrane Allograft

H. Hahn, J. Smiell

•	Cost and Clinical Benefit Considerations with the Use of a Dehydrated, Decellularized Human Amniotic Membrane (DDHAM) Allograft: A Payor/Facility Administrator Perspective

B. Aung

•	Decellularized and Dehydrated Human Amniotic Membrane (DDHAM) in Wound Management: Modulation of Macrophage Differentiation and Activation
I. Djuretic, J. Gleason, X. Guo, A. Kaplunovsky, R. Zaka, J. Wang, Q. Ye, V. Jankovic, U. Herzberg, J. Smiell, W. Hofgartner, R. Hariri, M. Bhatia
•	Decellularized and Dehydrated Human Amniotic Membrane (DDHAM) in Wound Management: Modulation of Cell Proliferation and Angiogenesis

X. Guo, A. Kaplunovsky, R. Zaka, C. Wang, Q. Ye, J. Wang, I. Djuretic, J. Gleason, V. Jankovic, J. Smiell, W. Hofgartner, R. Hariri, M. Bhatia

sorbion & Therabond:

•	Managing Heavily Colonized or Infected Wounds Using a Combination of a Silver-Nylon Dressing and Absorptive Hydroactive Dressing

M. Garrett

•	Soft Debridement—Review of the Concept in Relation to Hydration Response Technology

K. Cutting

MIST Therapy (Celleration):

•	Use of Noncontact Low-Frequency Ultrasound to Accelerate Healing of Pressure Ulcers in High Acuity Rehabilitation Patients

A. Ocampo

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its  hydrogel technology.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. Such statements are based on management's good faith expectations and are subject to numerous factors, risks and uncertainties that may cause actual results, the outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, failure to consummate or delay in consummating the Celleration acquisition; the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third-party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our most recent Form 10-Q filings. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. After the date of this press release, we do not intend to update any of the forward-looking statements to conform those statements to actual results or to changes in the Company's expectations, except as required by law.

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com